Exhibit 99.1

Celsion Appoints Dr. Corinne Le Goff as President and Chief Executive Officer

Michael H. Tardugno appointed Executive Chairman of the Board

LAWRENCEVILLE, N.J., July 19, 2022 — Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, today announced that the Company’s Board of Directors has appointed biopharmaceutical leader Corinne Le Goff, Pharm D, MBA, as President and Chief Executive Officer and Director, effective July 18, 2022. Current President and CEO Michael H. Tardugno will continue to serve as Executive Chairman of Celsion’s Board of Directors.

Dr. Le Goff brings decades of global healthcare leadership experience to the Company across a range of therapeutic areas including oncology, vaccines, immunology, CNS and cardio-metabolism. She brings a wealth of experience in developing and launching successful drugs from her tenure at both large, pharmaceutical companies and small, innovative biotech companies.

“On behalf of the Board of Directors and the entire Celsion team, I would like to warmly welcome Corinne to Celsion,” said Michael H. Tardugno, Chairman of Celsion’s Board of Directors. “She adds tremendous depth of knowledge and joins us at a key inflection point in our evolution, as we work to rapidly advance our GEN-1 program for the treatment of advanced-stage ovarian cancer and build a proprietary vaccine platform based on our PLACCINE technology. Corinne’s skills and expertise in development and commercialization of therapeutics in oncology and immunology make her uniquely qualified to lead us on the next stage of growth. We look forward to her astute guidance.”

Dr. Corinne Le Goff stated, “I am thrilled and honored to join as President and CEO of Celsion at this pivotal point for the Company. Celsion has an impressive portfolio of assets that address substantial unmet needs in the current vaccine and oncology landscapes. I look forward to working together with my new colleagues and the Board to realize upon the tremendous opportunities and efficiently advance these life-improving solutions for patients through clinical development, regulatory approval and commercialization.”

Prior to her Celsion appointment, Dr. Corinne Le Goff most recently served as the Chief Commercial Officer of Moderna, was responsible for developing the global presence and capabilities necessary to ensure the global distribution of Moderna’s COVID-19 vaccine. She also led the development of the mRNA platform long-term commercial strategy. Dr. Le Goff joined Moderna from Amgen, where she served as President of the U.S. Business, driving the growth strategy with increased contributions from Repatha® and Aimovig®. During her nearly 6-year tenure at Amgen, she also served as Senior Vice President of Global Product Strategy & Commercial Innovation and as President of the Europe Region overseeing 48 markets. Dr. Le Goff was actively engaged with the policy community and advocates for innovative, high-quality and affordable healthcare. She represented Amgen as a member of the Healthcare Leadership Council. Prior to joining Amgen, Dr. Le Goff held a number of senior international roles at Roche, including President of Roche France, a major affiliate of the Roche Group, and Global Product Strategy Head of Neuroscience & Rare Diseases. Early in her career, Dr. Le Goff spent 11 years in various leadership roles at Sanofi and Pfizer in the United States.

Dr. Le Goff is currently a Director of Acticor Biotech, of Longboard Pharmaceuticals and of EuroAPI. She also served on the Board of Directors of CFAO, a trading company that operates in Africa, for 6 years until December 2020. Dr. Le Goff earned a PhD in pharmaceutical sciences from Rene Descartes University in Paris and an MBA from Sorbonne University and INSEAD. She also holds qualifications from Northwestern University and the Hong Kong University of Science and Technology. She received the distinction of being named a Chevalier de la Légion d’Honneur in 2014. She holds a U.S. patent, and was recently recognized by Forbes Magazine as one of the women over the age of 50 who are changing the world.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in Celsion’s periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church
Executive Vice President, CFO and Corporate Secretary
609-482-2455
jchurch@celsion.com

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